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                                                                    EXHIBIT 23-A


                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Sprint Corporation and Sprint Capital Corporation for the registration of $4,000,000,000 of unsecured senior debt securities and to the incorporation by reference therein of our reports dated February 2, 1999, with respect to the consolidated financial statements and schedule of Sprint Corporation and the combined financial statements and schedules of the FON Group and the PCS Group included in Sprint Corporation's Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP

                                             Ernst & Young LLP


Kansas City, Missouri
July 23, 1999